Exhibit 10.21

WAIVER, CONSENT, AND AMENDMENT NO. 5
TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This WAIVER, CONSENT, AND AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of June 10, 2021, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, “Agent”) for each member of the Lender Group and the Bank Product Provider (as each such term is defined in the Credit Agreement referred to below), KINERGY MARKETING LLC (“Kinergy”), and ALTO NUTRIENTS, LLC, formerly known as Pacific AG. Products, LLC (“Alto” and together with Kinergy, each individually, a “Borrower” and collectively, the “Borrowers”).

WHEREAS, Borrowers, Agent and Lenders (as defined below) have entered into certain financing arrangements as set forth in (a) the Second Amended and Restated Credit Agreement, dated as of August 2, 2017, by and among Agent, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and Borrowers (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Credit Agreement”) and (b) the Loan Documents (as defined in the Credit Agreement);

WHEREAS, Borrowers have advised Agent that they have formed Alto Specialty Products, LLC (“Alto Specialty Products”), a wholly-owned subsidiary of Kinergy (the “Alto Specialty Formation”), and have requested that Agent and Lenders consent to the Alto Specialty Formation, subject to the terms and conditions of this Amendment; and

WHEREAS, Borrowers, Agent and Lenders have agreed to amend and modify certain provisions of Credit Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Deleted Definitions. The definition of “Daily Three Month LIBOR Rate” appearing in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(b) Additional Definitions. The following new defined terms are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

““Amendment No. 5 Effective Date” means June 10, 2021.”

““Daily Simple SOFR” means, with respect to any day (a “Reference Day”), a rate per annum equal to SOFR for the date that is (a “SOFR Rate Date”) two (2) U.S. Government Securities Business Days prior to (i) if such Reference Day is a U.S. Government Securities Business Day, such Reference Day or (ii) if such Reference Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Reference Day, in each case, as such rate appears on the SOFR Administrator’s Website at approximately 3:00 p.m. (New York City time) on the U.S. Government Securities Business Day immediately following such SOFR Rate Date; provided, however, that if Daily Simple SOFR determined as provided above would be less than zero, then Daily Simple SOFR shall be deemed to be zero.”

““SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website.”

““SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).”

““SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.”

““SOFR Loans” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Daily Simple SOFR.”

““U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.”

(c) Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Credit Agreement.

2. Waiver and Consent to Alto Specialty Formation. Notwithstanding anything to the contrary set forth in the Loan Documents, and subject to the terms and conditions set forth herein, Agent and the Lenders hereby:

(a) Waive the application of each covenant or restriction set forth in the Loan Documents (including, without limitation, Section 5.11 of the Credit Agreement) that would prohibit, restrict, or be violated by the Alto Specialty Formation; and

(b) Consent to the Alto Specialty Formation.

3. Amendments. Effective as of the date hereof:

(a) The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

““Applicable Margin” means, as of any date of determination, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed quarter:

Level	Average Excess Availability	Applicable Margin
I	≥ 50% of the Maximum Revolver Amount	1.75 percentage points
II	< 50% of the Maximum Revolver Amount and ≥ 25% of the Maximum Revolver Amount	2.00 percentage points
III	< 25% of the Maximum Revolver Amount	2.25 percentage points

The Applicable Margin shall be re-determined as of the first day of each quarter. Notwithstanding anything to the contrary herein, the Applicable Margin shall be the highest percentage set forth above plus two (2%) percent per annum, at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default). The Applicable Margin as of the Amendment No. 5 Effective Date shall be the Applicable Margin shall be set at the margin in the row styled “Level III””

(b) The definition of “Business Day” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

““Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California or North Carolina.”

(c) Subsection (m) of the definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“(m) (i) the aggregate amount of such Accounts of the Borrowers owing by a single account debtor (other than Chevron Corporation, Valero Energy Corporation, Royal Dutch Shell plc, Tesoro Corporation, Procter and Gamble, MGP Ingredients, Vi-Jon LLC, and BP Products) do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, and (ii) the aggregate amount of such Accounts owing by any of Chevron Corporation, Valero Energy Corporation, Royal Dutch Shell plc, Tesoro Corporation, Procter and Gamble, MGP Ingredients, Vi-Jon LLC, and BP Products do not, in each case, constitute more than thirty (30%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages set forth above may be deemed Eligible Accounts and such applicable percentages may from time to time be increased by Agent in the exercise of its Permitted Discretion at the request of Borrower, and may from time to time be reduced by Agent in the exercise of its sole discretion (and, with respect to any such reduction below such initial percentages, in accordance with and subject to the terms hereof);”

(d) The definition of “Increased Reporting Event” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

““Increased Reporting Event” means if at any time (a) Excess Availability is less than fifteen percent (15%) of the Maximum Revolver Amount or (b) a Default or Event of Default shall have occurred and be continuing.”

(e) The definition of “Maturity Date” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Maturity Date” means August 8, 2023.”

(f)   Section 2.6(a) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the Daily Simple SOFR plus the Applicable Margin.”

(g) Section 2.12 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“Special Provisions Applicable to Daily Simple SOFR.

(a)  The Daily Simple SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR or Daily Simple SOFR, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Daily Simple SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender, require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Daily Simple SOFR and the method for determining the amount of such adjustment.

(b)  Notwithstanding anything to the contrary contained herein, subject to the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as such terms are defined in Schedule 2.12, in the event that (i) any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans at the Daily Simple SOFR, or to continue such funding or maintaining, or to determine or charge interest rates at the Daily Simple SOFR, or (ii) any Lender determines that the interest rate hereunder based on the Daily Simple SOFR will not adequately and fairly reflect the cost to such Lender of maintaining or funding any Loans based upon Daily Simple SOFR, then, in either case, (x) such Lender shall give notice of such changed circumstances to Agent and Borrower, and Agent promptly shall transmit the notice to each other Lender, (y) such Loans of such Lender shall thereafter bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin and (z) interest based on the Daily Simple SOFR shall not be available for Loans of such Lender until such Lender determines that interest based on such rate is again available.

(c)  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at the Daily Simple SOFR.”

(h) Section 2.13(b) of the Credit Agreement is hereby amended to delete each reference to “Daily Three Month LIBOR Rate” appearing therein and substitute “Daily Simple SOFR” therefor.

(i) Section 14.2 of the Credit Agreement is hereby amended and restated to read as follows:

“14.2 Replacement of Lenders

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) Daily Simple SOFR is adjusted with respect to any Lender pursuant to Section 2.12(a), or (iii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”), any Lender in respect of which Daily Simple SOFR is increased (an “Increased Costs Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non- Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit. If the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender, Increased Costs Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s, Increased Costs Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.”

(j) The Credit Agreement is hereby amended to insert a new Schedule 2.12 (SOFR Replacement) in the form of Schedule 2.12 attached hereto.

4. Joinder of Alto Specialty Products. Borrowers agree that they shall, within thirty (30) days of the date hereof (as such date may be extended by Agent in its discretion, which extension may be granted by electronic mail), cause Alto Specialty Products to be joined as a Borrower under the Credit Agreement, the Guaranty and Security Agreement, and the other Loan Documents, in accordance with Section 5.11 of the Credit Agreement.

5. Amendment Fee. In addition to all other fees, costs and expenses payable by Borrowers to Agent and Lenders under the Loan Documents Borrowers shall pay to Agent an amendment fee in the amount of $100,000 (the “Amendment Fee”). Such Amendment Fee shall be fully earned on the date hereof, and payable as follows: (i) $50,000 of the Amendment Fee shall be payable on the date hereof, and shall not be subject to refund or rebate for any reason and (ii) the remaining $50,000 shall be payable on the earlier of (x) the first anniversary of the date of this Amendment or (y) the date that the Credit Agreement and the Commitments thereunder are terminated, provided, that, notwithstanding the foregoing, if at any time prior to the first anniversary of the date of this Amendment, the credit facility provided under the Credit Agreement is refinanced by a cash flow facility provided by Wells Fargo or one of its affiliates, the remaining $50,000 portion of the Amendment Fee shall not be due or payable.

6. Additional Representation. In addition to the continuing representations, warranties and covenants at any time made by Borrowers to Agent and Lenders pursuant to the Credit Agreement, and the other Loan Documents, Borrowers hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders that, as of the date of this Amendment and after giving effect hereto, no known Default or Event of Default exists or has occurred and is continuing.

7. Release. In consideration of the agreements of Agent and Lenders contained herein and the making of loans by or on behalf of Agent and Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower on behalf of itself and its successors, assigns, and other legal representatives (the “Releasing Parties”), hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which any Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, this Amendment and the other Loan Documents. Each Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

It is the intention of the Releasing Parties that the above release shall be effective as a full and final release of each and every matter specifically and generally referred to above clause (a). Each Releasing Party acknowledges and represents that it has been advised by independent legal counsel with respect to the agreements contained herein and with respect to the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR OR RELEASEE.” Each Releasing Party, being aware of said code section, expressly waives on its own behalf and on behalf of those for which such Releasing Party is giving the release, any and all rights either may have thereunder, as well as under any other statute or common law principle of similar effect, with respect to any of the matters released herein. This release shall act as a release of all included claims, rights and causes of action, whether such claims are currently known, unknown, foreseen or unforeseen and regardless of any present lack of knowledge as to such claims. Each Releasing Party understands and acknowledges the significance and consequence of this waiver of California Civil Code Section 1542, and hereby assumes full responsibility for any injuries, damages, losses or liabilities released herein.

8. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Agent of an original (or electronic copy) of this Amendment (and all exhibits hereto) duly authorized, executed and delivered by Borrowers and Lenders.

9. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement are intended or implied and in all other respects the Credit Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Credit Agreement, on the other hand, the terms of this Amendment shall control.

10. Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

11. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

12. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflict of laws).

13. Counterparts. This Amendment and any notices delivered under this Amendment, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment or on any notice delivered to Agent under this Amendment. This Amendment and any notices delivered under this Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Amendment and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of this Amendment or notice.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

Kinergy Marketing LLC,
as a Borrower

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

ALTO NUTRIENTS, LLC,
as a Borrower

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

ACKNOWLEDGED:

ALTO INGREDIENTS, INC.
as a Guarantor

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

AGENT AND LENDER:

wells fargo BANK, NATIONAL ASSOCIATION,
as Agent and sole Lender

By:	/s/ Carlos Valles
Name:	Carlos Valles
Title:	Vice President

Signature Page to Waiver, Consent, and Amendment No. 5

SCHEDULE 2.12
TO
CREDIT AGREEMENT

SOFR Replacement

Defined terms used in this Schedule 2.7 that are not otherwise defined in this Agreement are set forth at the end of this Schedule 2.7.

1. Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the then current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the Benchmark with a Benchmark Replacement pursuant to this Schedule 2.12 will occur prior to the applicable Benchmark Transition Start Date.

2. Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3. Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (a) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Schedule 2.12 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Schedule 2.12.

4. Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Agent may (a) declare that SOFR Loans will not thereafter be made by Agent and the Lenders, such that any request for a SOFR Loan from Borrowers shall be deemed to be a request for a Loan that bears interest at the Base Rate and (b) require that all outstanding SOFR Loans made by Lender be converted to Loans that bear interest at the Base Rate immediately, in which event all outstanding SOFR Loans shall be so converted and shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin. The Base Rate in effect from time to time plus the Applicable Margin shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period.

5. Certain Defined Terms. As used in this Schedule 2.12:

“Benchmark” means, initially, Daily Simple SOFR; provided, however, that, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Schedule 2.12.

“Benchmark Administrator” means, initially, the SOFR Administrator, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

“Benchmark Replacement” means the sum of: (a) the alternate rate of interest that has been selected by Agent and Administrative Borrower for the then-current Benchmark and (b) the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower, in each case, giving due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that, if the Benchmark Replacement as determined as provided above would be less than zero, then the Benchmark Replacement shall be deemed to be zero.

“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)  in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide the Benchmark; or

(b)  in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (a) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (b) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with this Schedule 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to Schedule 2.12.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated or bilateral credit facilities at such time (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then-current Benchmark, and

(b) (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.